ARC Reports $71 Million in Overall Sales with Continuing Strength in Strategic Services

SAN RAMON, CA – (November 2, 2023) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the third quarter ended September 30, 2023.

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2023	2022	2023	2022
Net sales	$71.1	$73.1	$212.3	$217.2
Gross margin	34.0%	33.9%	34.0%	33.5%
Net income attributable to ARC	$3.2	$3.7	$9.1	$9.0
Adjusted net income attributable to ARC	$3.2	$3.7	$9.4	$9.4
Earnings per share - Diluted	$0.07	$0.09	$0.21	$0.21
Adjusted earnings per share - Diluted	$0.07	$0.09	$0.22	$0.22
Cash provided by operating activities	$8.7	$14.9	$22.9	$26.4
EBITDA	$9.4	$10.8	$28.2	$30.3
Adjusted EBITDA	$10.0	$11.2	$29.8	$31.6
Capital expenditures	$3.2	$1.6	$7.7	$4.3
Debt & finance leases (including current)			$62.2	$68.8

Management Commentary:
“Our strategic services posted healthy sales growth as new customers continued to invest in visual communications and demand for scanning came from every industry we serve,” said Suri Suriyakumar, CEO of ARC Document Solutions. “Despite the difficult macro conditions that have led to lower sales, our margins, earnings, and cash flows remained resilient.”
“We continued to secure significant digital color projects across a wide variety of markets,” said Dilo Wijesuriya, President and COO. “Document scanning also grew from high demand and benefited from expanded capabilities and increased capacity we put in place early in the quarter. While we expect sales outside of our strategic services to remain soft, our win-loss ratio for new business is improving, and our marketing efforts are yielding higher-quality leads, all of which bodes well for the quarters ahead.”

“On one less day of sales for the period, quarterly sales fell three percent and EPS felt the impact. That said, our overall gross margin increased by ten basis points,” said Jorge Avalos, CFO. “Year-to-date cash flows remain robust and fully support our annual twenty-cent dividend and ongoing share repurchases. While we expect sales to fluctuate for the remainder of the year, we're confident in generating growth opportunities, sustaining cash flow, and consistently providing shareholder value in the foreseeable future.”

2023 Third Quarter Supplemental Information:
Net sales were $71.1 million, a 2.8% decrease compared to the third quarter of 2022.
Cash & cash equivalents on the consolidated balance sheet in the third quarter 2023 were $50.6 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on November 30, 2023, with a record date of October 31, 2023.
Days sales outstanding were 51 in Q3 2023 and in Q3 2022.
The number of MPS locations have declined slightly year over year to approximately 10,500 as of September 30, 2023, representing a net decrease of approximately 300 locations compared to September 30, 2022.

Net Revenue

In millions	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Total net revenue	$71.1	$72.4	$68.9	$286.0	$68.8	$73.1
In the third quarter 2023, net sales decreased 2.8%, compared to the same period in 2022. The decrease in net sales in 2023 is primarily driven by the decrease in our Digital Printing and Equipment & Supplies sales, partially offset by the year-over-year increase in sales from Scanning and Digital Imaging services.
Revenue by Business Lines

In millions	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Digital Printing	$43.5	$44.2	$41.4	$174.8	$42.0	$44.7
MPS	$18.6	$19.0	$19.0	$75.8	$18.5	$19.4
Scanning and Digital Imaging	$5.0	$5.3	$4.6	$17.4	$4.1	$4.8
Equipment and supplies	$3.9	$3.9	$3.9	$18.1	$4.3	$4.3
In the third quarter 2023, Digital Printing sales decreased 2.5% compared to prior year. Year-over-year sales increased in digital color graphic printing from new and existing customers, and we experienced continuing demand for digital color graphic printing across most of our customer base. This growth was offset by the decrease in digital plan printing sales which we attribute to less activity and lower spending on new construction projects due to increased costs of capital.
In the third quarter 2023, MPS sales decreased 4.3% year-over-year. Fewer employees returning to the workplace after the pandemic has muted print volumes in offices. We expect MPS sales to fluctuate for the balance of the year.
In the third quarter 2023, Scanning and Digital Imaging sales increased 4.4% year-over-year. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
In the third quarter 2023, Equipment and Supplies sales decreased 8.0% year-over-year. Equipment and Supplies sales continue to decline in the U.S. as well as in our China operations. We attribute the decrease in sales to the high cost of capital which reduced our customers' willingness to invest in equipment expenditures.
Gross Profit

In millions unless otherwise indicated	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Gross profit	$24.1	$25.2	$22.9	$96.0	$23.2	$24.8
Gross margin	34.0%	34.8%	33.3%	33.6%	33.6%	33.9%
Despite a $2.1 million decrease in sales in the third quarter of 2023 compared to the same period in 2022, gross profit only declined by $0.7 million. Third quarter 2023 gross margin increased by 10 basis points over the same period in 2022 driven by the efficiency in our cost structure and the reduction in depreciation expense.
Selling, General and Administrative Expenses

In millions	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Selling, general and administrative expenses	$19.3	$19.0	$19.5	$77.5	$19.2	$19.1
Selling, general and administrative (SG&A) expenses in the third quarter 2023 were relatively flat in absolute dollars year-over-year.

Net Income and Earnings Per Share

In millions unless otherwise indicated	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Net income attributable to ARC – GAAP	$3.2	$4.0	$1.9	$11.1	$2.1	$3.7
Adjusted net income attributable to ARC	$3.2	$4.1	$2.2	$12.0	$2.6	$3.7

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.07	$0.09	$0.04	$0.26	$0.05	$0.09
Adjusted diluted EPS	$0.07	$0.09	$0.05	$0.28	$0.06	$0.09
Year-over-year, net income attributable to ARC and earnings per share decreased during the third quarter of 2023. The decrease was driven primarily by lower sales which resulted in lower gross profit.
Cash Provided by Operating Activities

In millions	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
Cash provided by operating activities	$8.7	$10.3	$3.8	$37.2	$10.8	$14.9
The quarterly comparison of operating cash flows of $8.7 million in 2023 and $14.9 in 2022 includes significant differences in the timing of collections and payables. Cash flows from operations accelerated dramatically in the third quarter of 2022 vs. our historical cadence of steady growth throughout the year.
EBITDA

In millions	3Q 2023	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022
EBITDA	$9.4	$10.6	$8.2	$39.1	$8.9	$10.8
Adjusted EBITDA	$10.0	$11.1	$8.7	$40.9	$9.3	$11.2
EBITDA and adjusted EBITDA decreased in the third quarter of 2023 due to lower sales during the third quarter of 2023, compared to the same period in 2022.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2023	2022	2023	2022
Digital Printing	61.2%	61.1%	60.8%	61.1%
MPS	26.2%	26.5%	26.6%	26.4%
Scanning and Digital Imaging	7.0%	6.5%	7.0%	6.1%
Equipment and supplies sales	5.6%	5.9%	5.6%	6.4%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Thursday, November 2, 2023, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s third quarter of 2023. To access the live conference call outlining ARC’s 2023 third quarter results, dial (888) 350-3870. International callers may join the conference by dialing (646) 960-0308. The conference code is 6872020 and will be required to dial into the call. A live webcast will also be made available at: https://events.q4inc.com/attendee/829541167/guest or on the Company's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “while we expect,” “bodes well,” “we're confident in generating growth opportunities,” “foreseeable future,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2023	2022
Cash and cash equivalents	$50,586	$52,561
Accounts receivable, net of allowances for accounts receivable of $1,884 and $1,947	40,401	38,748
Inventory	8,666	8,610
Prepaid expenses	4,587	4,018
Other current assets	3,705	3,540
Total current assets	107,945	107,477
Property and equipment, net of accumulated depreciation of $232,377 and $231,913	39,106	40,214
Right-of-use assets from operating leases	27,933	28,163
Goodwill	121,051	121,051
Other intangible assets, net	167	208
Deferred income taxes	4,192	7,993
Other assets	2,078	2,209
Total assets	$302,472	$307,315
Current liabilities:
Accounts payable	$22,313	$22,972
Accrued payroll and payroll-related expenses	10,350	11,235
Accrued expenses	16,566	16,882
Current operating lease liabilities	9,362	9,924
Current portion of finance leases	9,346	11,558
Total current liabilities	67,937	72,571
Long-term operating lease liabilities	23,126	23,339
Long-term debt and finance leases	52,880	54,916
Other long-term liabilities	160	199
Total liabilities	144,103	151,025
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 52,472 and 51,400 shares issued and 42,962 and 43,101 shares outstanding	52	51
Additional paid-in capital	135,801	132,952
Retained earnings	47,132	44,416
Accumulated other comprehensive loss	(4,481)	(4,187)
	178,504	173,232
Less cost of common stock in treasury, 9,510 and 8,299 shares	21,726	18,877
Total ARC Document Solutions, Inc. stockholders’ equity	156,778	154,355
Noncontrolling interest	1,591	1,935
Total equity	158,369	156,290
Total liabilities and equity	$302,472	$307,315

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$71,057	$73,136	$212,325	$217,188
Cost of sales	46,908	48,315	140,075	144,380
Gross profit	24,149	24,821	72,250	72,808
Selling, general and administrative expenses	19,269	19,082	57,764	58,376
Amortization of intangible assets	10	17	31	87
Income from operations	4,870	5,722	14,455	14,345
Other income, net	(16)	(15)	(42)	(49)
Interest expense, net	397	454	1,300	1,330
Income before income tax provision	4,489	5,283	13,197	13,064
Income tax provision	1,368	1,577	4,262	4,376
Net income	3,121	3,706	8,935	8,688
Loss attributable to the noncontrolling interest	44	31	188	283
Net income attributable to ARC Document Solutions, Inc. stockholders	$3,165	$3,737	$9,123	$8,971
Earnings per share attributable to ARC Document Solutions, Inc. stockholders
Basic	$0.07	$0.09	$0.21	$0.21
Diluted	$0.07	$0.09	$0.21	$0.21
Weighted average common shares outstanding:
Basic	42,554	42,283	42,634	42,209
Diluted	43,516	42,956	43,624	43,414

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash flows from operating activities
Net income	$3,121	$3,706	$8,935	$8,688
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	56	74	285	275
Depreciation	4,488	4,965	13,503	15,512
Amortization of intangible assets	10	17	31	87
Amortization of deferred financing costs	18	16	50	46
Stock-based compensation	599	441	1,622	1,331
Deferred income taxes	1,101	1,609	3,646	4,187
Deferred tax valuation allowance	111	14	160	30
Other non-cash items, net	(190)	(29)	(347)	(135)
Changes in operating assets and liabilities:
Accounts receivable	(2,190)	2,727	(1,968)	(2,880)
Inventory	188	260	(135)	(896)
Prepaid expenses and other assets	1,947	1,677	6,489	6,874
Accounts payable and accrued expenses	(555)	(608)	(9,414)	(6,721)
Net cash provided by operating activities	8,704	14,869	22,857	26,398
Cash flows from investing activities
Capital expenditures	(3,232)	(1,618)	(7,728)	(4,284)
Other	76	68	267	210
Net cash used in investing activities	(3,156)	(1,550)	(7,461)	(4,074)
Cash flows from financing activities
Proceeds from stock option exercises	49	41	1,130	352
Proceeds from issuance of common stock under Employee Stock Purchase Plan	38	24	98	62
Share repurchases	(1,041)	—	(2,849)	(1,330)
Distribution to noncontrolling interest	—	—	—	(3,908)
Payments on finance leases	(2,969)	(3,761)	(9,163)	(11,588)
Borrowings under revolving credit facilities	40,000	38,000	122,000	114,000
Payments under revolving credit facilities	(40,000)	(39,250)	(122,000)	(117,750)
Payment of deferred financing costs	—	—	(23)	—
Dividends paid	(2,132)	(2,114)	(6,399)	(6,332)
Net cash used in financing activities	(6,055)	(7,060)	(17,206)	(26,494)
Effect of foreign currency translation on cash balances	27	(206)	(165)	(1,111)
Net change in cash and cash equivalents	(480)	6,053	(1,975)	(5,281)
Cash and cash equivalents at beginning of period	51,066	44,595	52,561	55,929
Cash and cash equivalents at end of period	$50,586	$50,648	$50,586	$50,648
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$2,663	$2,025	$5,145	$6,388
Operating lease obligations incurred	$2,695	$2,355	$7,070	$7,154

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Service sales
Digital Printing	$43,537	$44,654	$129,134	$132,766
MPS	18,582	19,415	56,556	57,317
Scanning and Digital Imaging	4,991	4,779	14,845	13,268
Total service sales	67,110	68,848	200,535	203,351
Equipment and Supplies Sales	3,947	4,288	11,790	13,837
Total net sales	$71,057	$73,136	$212,325	$217,188

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash flows provided by operating activities	$8,704	$14,869	$22,857	$26,398
Changes in operating assets and liabilities	610	(4,056)	5,028	3,623
Non-cash expenses, including depreciation and amortization	(6,193)	(7,107)	(18,950)	(21,333)
Income tax provision	1,368	1,577	4,262	4,376
Interest expense, net	397	454	1,300	1,330
Loss attributable to the noncontrolling interest	44	31	188	283
Depreciation and amortization	4,498	4,982	13,534	15,599
EBITDA	9,428	10,750	28,219	30,276
Stock-based compensation	599	441	1,622	1,331
Adjusted EBITDA	$10,027	$11,191	$29,841	$31,607
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$3,165	$3,737	$9,123	$8,971
Interest expense, net	397	454	1,300	1,330
Income tax provision	1,368	1,577	4,262	4,376
Depreciation and amortization	4,498	4,982	13,534	15,599
EBITDA	9,428	10,750	28,219	30,276
Stock-based compensation	599	441	1,622	1,331
Adjusted EBITDA	$10,027	$11,191	$29,841	$31,607

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$3,165	$3,737	$9,123	$8,971
Deferred tax valuation allowance and other discrete tax items	30	(28)	297	410
Adjusted net income attributable to ARC Document Solutions, Inc.	$3,195	$3,709	$9,420	$9,381

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.07	$0.09	$0.21	$0.21
Diluted	$0.07	$0.09	$0.21	$0.21
Weighted average common shares outstanding:
Basic	42,554	42,283	42,634	42,209
Diluted	43,516	42,956	43,624	43,414

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.08	$0.09	$0.22	$0.22
Diluted	$0.07	$0.09	$0.22	$0.22
Weighted average common shares outstanding:
Basic	42,554	42,283	42,634	42,209
Diluted	43,516	42,956	43,624	43,414
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income and adjusted earnings per share presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin, diluted earnings per share or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity. We have presented these measures because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
EBITDA represents net income before interest, taxes, depreciation and amortization. We calculate EBITDA margin by dividing EBITDA by net sales.
We use EBITDA and EBITDA margin to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA and EBITDA margin to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA and EBITDA margin to evaluate potential acquisitions and potential capital expenditures.
EBITDA and EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and EBITDA margin only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC stockholders for the three and nine months ended September 30, 2023 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We believe this presentation helps facilitate our investors understanding of our results of operations and allows them to make meaningful comparisons of our operating results for the three and nine months ended September 30, 2023 against the corresponding periods in 2022. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented Adjusted EBITDA for the three and nine months ended September 30, 2023 to exclude stock-based compensation expense. We calculated Adjusted EBITDA margin by dividing Adjusted EBITDA by net sales. The adjustment to exclude stock-based compensation expense from EBITDA is consistent with the definition of Adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance and ability to access our credit facility.